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Deckers Brands Mails Letter to Stockholders Reinforcing Board’s Confidence in Its Transformation Strategy that is Delivering Strong Performance

Second Quarter of Fiscal 2018 Earnings Results Demonstrate that Strategy is Working

Urges Stockholders to Vote “FOR” All of Deckers’ Highly Qualified Director Nominees on the WHITE Proxy Card TODAY

GOLETA, Calif. – November 10, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, announced today that its Board of Directors is sending a letter to stockholders highlighting the Board’s confidence in its transformation strategy, which is further emphasized by the recently announced $400 million stock repurchase authority. The proxy statement and other important information related to the Company’s 2017 Annual Meeting of Stockholders to be held on December 14, 2017, can be found on Deckers’ website at www.votedeckers.com.

Deckers’ Board of Directors unanimously recommends that stockholders vote “FOR” ALL nine of Deckers’ highly qualified, experienced nominees using the WHITE proxy card today.

VOTE THE ENCLOSED WHITE PROXY CARD TODAY FOR DECKERS’ HIGHLY QUALIFIED DIRECTORS

The full text of the letter follows:

November 10, 2017

Dear Fellow Stockholder:

At our upcoming Annual Meeting of Stockholders on December 14, 2017, you will be asked to make an important decision regarding the future direction of our company and the value of your investment.

Your Board of Directors and management team are transforming Deckers in order to win in this environment and meet the challenges posed by the sweeping changes in the retail and branded products industries. This transformation is already delivering increased stockholder value and positioning Deckers to create even more stockholder value in the future. We are confident in our future prospects, and our latest quarterly results and recently announced plan to repurchase $400 million of our stock are strong signals that Deckers is on the right path.

Despite the progress that we have made, Marcato Capital Management continues to persist in a distracting and expensive proxy contest to replace every current director and install its own slate of nominees on our Board, none of whom we have been allowed to meet. We believe that the election of Marcato’s unvetted nominees will derail the progress and momentum that we have made, lead to executive departures and put the value of your investment in Deckers at risk.

Your vote “FOR” ALL nine of Deckers’ directors is a vote to continue a transformation strategy that is producing solid results. We urge you to vote today on the WHITE proxy card. Please simply disregard the Gold proxy card sent to you by Marcato.

OUR RECENT EARNINGS RESULTS DEMONSTRATE THAT OUR TRANSFORMATION STRATEGY IS WORKING

During our most recent quarter, we delivered:

✓	Higher gross margins: Gross margin increased to 46.7% from 44.5% for the same period last year.
✓	Greater profitability: Operating income was $67.4 million, an increase of approximately 24.8% compared to $54.0 million for the same period last year.
✓	Improved earnings: Diluted earnings per share were $1.54, an increase of approximately 27.3% compared to $1.21 for the same period last year.
✓	Sustainable revenue growth: Stronger HOKA ONE ONE brand and direct-to-consumer (DTC) channel performance led to an increase in our outlook for the remainder of fiscal 2018.

OUR TRANSFORMATION STRATEGY IS PROACTIVELY ADDRESSING RAPIDLY EVOLVING CONSUMER SHOPPING PRACTICES

Using our Board’s broad knowledge of brands, retail and technology, along with management’s expertise, we constantly rethink and reposition every aspect of our business and organization to ensure that we have the right omni-channel strategies to capitalize on the new ways that consumers want to interact with our brands—whether through a Deckers-owned store or outlet, a third-party retailer, a partner retail store or online.

Optimizing Our Retail Store Strategy

Our retail store presence remains an integral component of growing the business, consistently exceeding consumer expectations and meeting their demands and increasing the intrinsic value of the UGG brand by showcasing its breadth. To ensure that our retail strategy meets our rigorous investment requirements and delivers the most value for stockholders, we continue to close inefficient and underperforming stores and transfer some international stores to partners. In addition, we are moving certain stores in key markets to higher traffic locations and evolving our design for our concept stores. We are also building a more sustainable, predictable year-round business by featuring spring/summer footwear, slippers, apparel, accessories, and Men’s UGG brand products in our retail stores, which better utilizes our existing infrastructure.

Marcato is calling for the rapid closure of most of our retail stores. After an extensive review, the Board and management team have concluded that this reckless approach would destroy a profitable revenue stream, damage the brand and saddle Deckers with substantial lease termination costs. Marcato’s ill-

advised plan would destroy stockholder value by significantly reducing near-term profitability and endangering longer-term growth potential. The Board thinks it is better to use our available cash for stock repurchases instead of drastically slashing stores, even profitable ones, and burning cash to do so.

Although we have demonstrated the power of our retail stores to increase the value of the UGG brand, we recognize that our work must continue, particularly around ensuring that our retail footprint delivers appropriate stockholder value as the industry continues to evolve. To that end, we are targeting a total of approximately 125 company-owned stores, down from 160 stores at the start of fiscal 2018.

Progress to Date in Reducing Costs

A key component of our transformation of Deckers is an intense focus on reducing costs. As our recent financial results demonstrate, we have made great progress over the past two years by:

•	Closing 25 underperforming stores;
•	Lowering retail infrastructure spend;
•	Divesting or shuttering underperforming brands in order to focus on our core brands; and
•	Consolidating brand management and several offices.

Our progress has been substantial. Deckers is a stronger, healthier and more focused company as a result of these efforts—and will be even more so in the future as we continue to execute on our robust transformation strategy.

Integrating the Retail and Ecommerce Experiences to Build Our Brands and Drive Sales

Under the transformation strategy, Deckers has launched key omni-channel initiatives such as Click & Collect, Infinite UGG and the UGG Rewards consumer loyalty program. These better integrate the retail store and ecommerce experiences and drive additional volume and user traffic. In particular, UGG Rewards engages our consumers and provides Deckers with a way to further build our ecosystem of consumer information. We believe that UGG Rewards will help drive greater DTC results by encouraging consumers to make additional purchases and enhancing our relationship with, and the lifetime value of, our consumers.

Improving Wholesale Distribution to Align with Our Consumers’ Shopping Behavior

In addition, as part of our omni-channel strategy, we have streamlined our wholesale distribution. Our aim is to transform our account base to effectively align with the changes in consumer shopping behavior. In fiscal 2017, we closed accounts that did not represent the best of the brand and opened new accounts with wholesale partners who are committed to showcasing more of our offerings and have a strong online presence. In North America alone, we closed approximately 325 UGG accounts while incubating new opportunities with Macy’s premium stores and Amazon.

A more streamlined wholesale channel strengthens our omni-channel presence because it allows our consumers to interact with a more consistent representation of the brand. We believe that our transformed omni-channel approach will help us further showcase our brands in a positive way and will facilitate improved marketplace interactions, allowing consumers to engage with the brand on their terms in a more focused and consistent manner.

$400 MILLION STOCK REPURCHASE PLAN REINFORCES THE BOARD’S CONFIDENCE IN OUR TRANSFORMATION STRATEGY

We recently announced a significant increase to our stock repurchase program, bringing our total repurchase authorization to $400 million. We expect to repurchase $400 million of stock by year-end fiscal 2020, and are targeting completion of approximately $100 million of stock repurchases prior to the end of March 2018.

The strength of our balance sheet, our ability to generate cash and our conviction in future prospects make this an ideal time to repurchase stock and return capital to stockholders. Repurchasing stock while continuing to improve our operating profit achieves two key objectives: it returns capital to all stockholders and it positions Deckers for sustainable, long-term growth.

DECKERS IS WELL-POSITIONED FOR THE FUTURE

We are confident in our future and have a well-developed, multi-faceted strategic plan with clear milestones ahead:

•	Improve operating margin to be over 10.5% in fiscal 2018.
•	Achieve an operating margin of at least 13% by the end of fiscal 2020, which would move Deckers to be in the top quartile of the footwear industry.
•	Implement a capital allocation framework that will drive an increased return on invested capital.

Our transformation is working. In the midst of one of the most challenging retail environments in history, Deckers has never been better positioned to grow stockholder value. We are streamlining our cost structure, optimizing our retail strategy, focusing on profitability as well as growth and executing the most significant stock repurchase program in our history. The Board is holding management fully accountable for delivering on our plan.

You play a key role in keeping our momentum going. Now is not the time to replace our Board of experienced and well-qualified directors with a slate of nominees hand-picked by an activist stockholder who does not understand our business or our strategy and who has short-term, nearsighted objectives.

Protect the value of your investment. Please vote “FOR” ALL nine of Deckers’ highly qualified directors using the enclosed WHITE proxy card TODAY.

Thank you for your continued support.

Sincerely,

John M. Gibbons

Chairman of the Board

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s Gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies and cost-reduction initiatives. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950